UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 10 /A
Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

MERCULITE DISTRIBUTING, INC.
(Exact name of registrant as specified in its charter)

Nevada	30-0686483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19081 N. Shelby Drive	85138
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (480) 729-0204

Copies of Communications to:
Stoecklein Law Group, LLP.
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act:  Common Stock, $0.001 par value

Indicate by check mark whether the registrant a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "small reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer  (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

*Explanatory Note: The Registrant is amending this Form 10 to update certain information disclosed under Item 1 Business and Item 15 Financial Statements and Exhibits.

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements and involves risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows, and business prospects.  These statements include, among other things, statements regarding:

o	our ability to diversify our operations;

o	our ability to implement our business plan;

o	our ability to attract key personnel;

o	our ability to operate profitably;

o	our ability to efficiently and effectively finance our operations;

o	inability to achieve future sales levels or other operating results;

o	inability to raise additional financing for working capital;

o	inability to efficiently manage our operations;

o	the inability of management to effectively implement our strategies and business plans;

o	the unavailability of funds for capital expenditures and/or general working capital;

o
the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

o	deterioration in general or regional economic conditions;

o	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may appear throughout this report, including without limitation, the following sections: Item 1 “Business” and Item 1A “Risk Factors”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Registration Statement on Form 10, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Throughout this Registration Statement references to “we”, “our”, “us”, “Merculite”, “the Company”, and similar terms refer to Merculite, Inc., unless the context indicates otherwise.

ITEM 1.                      BUSINESS

Background Overview

Merculite Distributing is a development stage company incorporated in the State of Nevada in April of 2011. We were formed, as a wholly-owned subsidiary to Oraco Resources, Inc. to distribute and eventually manufacture a private label of non-caustic “green” based cleaning solutions currently provided to us and manufactured by a third party vendor, to both the public and private sectors. In April of 2011 we commenced our planned principal operations, and therefore have no significant assets.

Since our inception on April 29, 2011 through December 31 , 2012, we have not generated any revenues and have incurred a net loss of $ 46,853 From April through December of 2012 our business activities included the formation of our corporate entity, development of our business plan, issuance of our common stock to existing shareholders of our former parent corporation (Oraco Resources, Inc.), as well as the execution of our Separation and Distribution Agreement, Trademark Licensing Agreement, and Contribution Agreement. We also initiated the process of the Company audit, as well as secured our website domain and posted our initial webpage.

Business Development Summary

Merculite Distributing, Inc. is a development stage company incorporated in the State of Nevada in April of 2011. We were formed from a spin-off from our former parent, Oraco Resources, Inc. We were formed to engage in the business of distributing cleaning and sterilization solutions that are developed and manufactured by an unrelated entity, to consumers, public and private institutions, nightclubs, restaurants and office complexes. The solution will be marketed and sold under our private label Sterilite Solutions.

During our initial year of formation we concentrated our energies on analyzing the viability of our business plan, and establishing our business model.  We also worked with a graphic designer to design a logo.  Additionally, we are in the process of developing our website, which upon completion will detail our products benefits, provide contact information for our distributor and allow for online ordering of solution sample packages.  We commenced our business operations in April of 2011 and in May executed a Separation and Distribution Agreement with our former parent company Oraco Resources, Inc. (formerly Sterilite Solutions, Corp.). Our operations have been limited to start up and developmental activities and we have not begun to distribute any product.

On October 15, 2012 at the Annual Meeting of Shareholders, the shareholders approved a reverse split in a ratio of 600:1 of the issued common stock. The total authorized shares remains at 100,000,000.  As of October 15, 2012 the total issued and outstanding common shares were 26,376.

We are attempting to build Merculite Distributing into the premier provider for non-caustic, “green” cleaning and sterilization solutions which would be beneficial for both private consumers as well as public sectors, focusing on various institutional and agricultural industries.

Marketing plan of operation

In order to begin generating revenue, during the next 12 months, we will focus on developing and implementing a marketing plan that integrates with our websites. We believe that using the internet is a great marketing tool not only for providing information on our company, but also for scheduling product demonstrations and web based product sales. We registered the domain name www.merculitedistributing.com  and have developed a preliminary website. We are working to expand the site to be more comprehensive and intend to have a fully developed website, capable of handling online sales and video based product demonstrations during the fourth quarter of 2013. Our website will also link to our existing website www.sterilitesolutions.com, where the product may currently be purchased. We intend to maintain both websites.

Merculite’s revenue streams will require an improved web presence in addition to direct marketing to industry executives and public sector officials. Below are the marketing initiatives that we are currently working on, as well as an estimated timeline for completion and the estimated or anticipated costs associated with each.

•
Search engine optimization- we are currently working on inserting keywords that describe our in business in the Meta tags of the websites. This will help put our websites at the top of the search results. We expect this to be complete by the end of the second quarter of 2013. We estimate the cost to be mainly in time.

•
Including our web addresses (URL’s) in directories- we have begun to identify certain online and offline directories we would like to be included in. We expect to complete this by the end of the first quarter of 2013. While some directories are free of charge, others have a small fee. Overall this portion of our business plan may cost up to $200.

•
Making contacts online and in person with potential business owners and customers- we have been networking through personal networks and have been generally discussing our product. While we have not yet made any sales, we have fostered interest. This will be an ongoing initiative and there is no cost associated.

•
Developing website based video demonstrations- we have been developing the basic ideas for the video demonstrations, but have not yet filmed or posted anything. We expect this to be completed by the end of the fourth quarter of 2013. We plan on using personal equipment and post to the website using free online video services, so we estimate the cost to be about $100 to purchase small equipment we may need.

•
Facilitating and participating in online discussions - online blogs and discussion boards is one method we plan to use to foster interest in our product. There are boards about cleaning products, “green” products and all other kinds of topics that we could participate in. We have not yet begun this process, and it will be an on-going initiative. The cost will be in time.

•
Trade show attendance – we are researching different trade shows locally that we could attend. This will be an on-going initiative and the cost per year may be about $500- $1,000 depending on whether we simply attend or rent a booth.

•
Traditional print marketing campaigns- we are making the decision to print traditional brochures and flyers to hand out. We expect the first set of materials to be designed and printed by the end of the second quarter of 2013. We estimate the cost to be around $500.

•
On-premise product demonstrations– the best way to advertise the effectiveness of a product is to put it to use. We plan to demonstrate the product in person to potential customers found by the above methods. This will be an ongoing initiative and will bear a minimal cost, no greater than $100.

Currently, our day-to-day operations include researching the best method for online advertising and finding the most applicable directories to include ourselves in. After funding our day to day operations will consist of maintaining the online presence we developed, visiting schools, restaurants and other establishments to conduct on-site demonstrations, attending trade shows, and developing our sales and shipping processes. To date, all of operations have been limited to start up and developmental activities and we have not yet begun distributing any products, including our privately labeled solution.

Business of Issuer

Merculite Distributing is striving to become a premier provider for a non-caustic, “green” cleaning/sterilization solution which would be beneficial for both private consumers as well as public sectors, focusing on various institutional and agricultural industries.  Initially, the company intends to provide a non-caustic cleaning solution using technology and product developed by a third party supplier, EcaFlo® Anolyte.

Our focus is to market and sell our private labeled solution (Sterilite Solutions™) to schools, office complexes, restaurants and night-clubs, agricultural and ranching businesses, as well as private sectors such as homeowners or any individual or group which would benefit from the use of our product.

We are also researching the possibility of marketing product into mining developments and the cleanup of by-products which are a result of the mining process. Merculite, will purchase products from a third party supplier of “green” sterilization products on an “as needed basis,” and does not maintain any form of distribution agreement or exclusivity contract with that supplier or  any other product manufacturer.

Merculite Distributing is planning to market through the private label Sterilite Solutions, a product developed, manufactured and distributed by a third party supplier under the product name EcaFlo® Anolyte. The solution is a strong oxidizing solution with a pH range of 3.5 to 8.5 and an Oxidation-Reduction Potential (ORP) of +600 to +1200 mV.  It is used as a broad spectrum germicidal agent to kill all types of microorganisms including viruses, fungi and bacteria.  The solution can also be used to purify water.

Our goal is to carry an inventory of products which will utilize the following characteristics:

•	Be environmentally friendly;
•	Not require special handling;
•	Be safely disposed of in sewage systems;
•	Be fast-acting;
•	Be able to be used in all stages of disinfection and cleaning;
•	At recommended concentrations, not bleach surfaces or materials;
•	Have the ability to be applied in liquid or aerosol (fog) form;
•	Be hypoallergenic;
•	Yield by-products which are non-toxic, environmentally friendly and leave no synthetic chemical residue;
•	Be generated on-site, thus eliminating handling and storage of chemicals (once a machine capable of producing the solution is purchased).

In the future, if we decide to produce our own solution, we will need to purchase an Electro-Chemical Activation machine. At present, we intend to continue to purchase solution directly from our third party manufacturer which is readily available in supply and is easily manufactured for the same reasons mentioned above. At this time we do not have distribution agreements or exclusivity contracts with the manufacturer of the solutions. We will purchase the cleaning solution from our supplier on an as-needed basis.  We plan to distribute the product through the private label Sterilite Solutions.

EcaFlo® Anolyte is an antimicrobial solution that, when applied to a surface, attacks microbial organisms including bacteria, viruses, fungi and microbial spores. The two ingredients to our initial product, EcaFlo® Anolyte manufactured by a third party, are salt and water, neither of which pose any biological or environmental risks.  Both of these ingredients by themselves as well as mixed to together in the manufactured solution are non-toxic.  When the solution is introduced back into the environment, it breaks back down into salt and water, leaving no ecological footprint.  Therefore, there is no toxic chemical to store or dispose of.

The solution may be shipped through conventional shipping sources and does not pose a threat of flammability or poisonous inhalation.  Should there be state or federal laws and regulations which will need to be followed in accordance to storage and distribution, those regulations will need to be met.  The effect of meeting regulations might pose a burden upon our business if we are required to pay for special distribution, storage and transportation licensees.

Hard-Surface Disinfection Applications:

Sterilite Solutions, Merculite’s first distributable product, is a private label solution made with the product EcaFlo® Anolyte. EcaFlo® Anolyte is a “hospital-level” disinfectant with many potential applications within the hard-surface disinfection market.  Such applications include, but are not limited to, hospitals, universities, public school systems, veterinary clinics, cleaning services, food processing facilities, athletic departments and professional sports teams, medical research labs, transit authority subways and buses, grocery stores, and state, county and federal governments. Sterilite Solutions™ can be used safely and effectively anywhere hard surfaces are disinfected for the purpose of infectious disease control.

Since EcaFlo® Anolyte is a non-caustic solution, its use in close quartered buildings and areas of limited ventilation may give it a distinct advantage over chlorine based solutions. There is no odor and it doesn’t require the ventilation time such chlorine based solutions require. Therefore, EcaFlo® Anolyte, may allow for a much quicker turnaround time in disinfecting the required area without the possible harmful side effects which tend to linger with other cleaning solutions such as chlorine or bleach. Schools, restaurants, office complexes, health facilities and other public places with high traffic and high potential for the spread of disease, are ideal venues for EcaFlo® Anolyte to shine.

Agricultural Applications:

The U.S. Department of Agriculture has approved EcaFlo® Anolyte for use in federally-inspected commercial plants producing meat, poultry, and egg products. The Federal Drug Administration has approved its use in meatpacking and processing plants as an alternative to chlorine solutions.  In addition, the product has just recently been registered by the National Science Foundation as an antimicrobial agent (D2 category), not requiring rinse after use in food contact surface applications. The National Science Foundation is an independent federal agency created by Congress in 1950 to “promote the progress of science; to advance the national health, prosperity and welfare; to secure the national defense” (directly quoted from the National Science Foundation website).  Being registered as a D2 category is significant because it means the sanitizing solutions may be used on hard non-porous food contact surfaces such as equipment and utensils without a subsequent potable water rinse. (information regarding category D2 was provided by Reckitt Benckiser Professional, information is available to the general public, and information was not prepared for Sterilite for a fee).

EcaFlo® Anolyte, the base of our product Sterilite Solutions, could conceivably replace all applications for chlorine-related antimicrobials from an efficacy and efficiency standpoint. Our commercialization of this product is premised upon compelling economics, given the low cost to produce the solution and the environmentally friendly nature of the product.

Competition

We face competition in the distribution and marketing of our product by companies whom are already established in the distribution and sales of cleaning and sterilization products.  We will also face competition from companies which sell products which have been designed and developed for the synthesis of washing, disinfecting, sterilizing and biologically-active solutions.  Applications for this form of technology have the possibility to be infinite and have the potential to be used in any industry requiring sterilization or water purification.

Competition for products which may resemble products distributed by Merculite, such as Sterilite Solutions might intensify as technology and devices capable of producing a similar product or an improved solution might become more readily available to the commercial and residential markets.  We continue to monitor emerging technologies and companies, and continually evaluate and strategize the best methods of marketing against our competition.

Important competitive factors for our product include: quality, consistency, environmental sensitivity, price, ease of use, customer services and reputation.  Our industry competition would be based upon the following:

Scientific and technological capability;
Proprietary know-how
Ability to develop and market solutions
Ability of sales personnel; and
Availability of trademark protection.

We believe we compete favorably on the factors described above. However, our industry is continuously changing and evolving.  Larger distributors and manufacturers might have a competitive edge in regards to larger amounts of capital available for product development, distribution and marketing.

Market and Revenue Generation

In order to generate revenues during the next twelve months, we must:

1. Fully Develop and implement our marketing plan – Merculite’s planned revenue streams will require an improved web presence and improved visibility within the public and private sectors. Our marketing plan is more fully discussed above in the section Marketing Plan of Operations, but a major key factor in sales generation will be direct marketing and demonstrations given by Mr. Subick.  His extensive knowledge of on premise sales will be a key element to the marketing campaign. Costs and timelines associated with our marketing plan are discussed above.

2. Develop and implement a comprehensive consumer information website – For the foreseeable future, the company’s websites (www.merculitedistributing.com and www.sterilitesolutions.com) will be two of Merculite’s primary assets and key sources of revenue generation. Currently, management is formulating its plan on how best to employ its resources to expanding and improving both of the websites. We are working with web developers/consultants to add to the functionality of each site including:  e-commerce and state-of-the-art visitor tracking capabilities, increased content, forums, blogs, video demonstrations, optimization for search engine rank, as well as renew the look and feel of the site to coincide with our objectives for the Merculite Distributing brand. Currently the product Sterilite Solutions is available for purchase from a link on our website directing users to www.sterilitesolutions.com. We have not yet recognized revenues from the website. These efforts and the resulting awareness will be key drivers behind the success of our revenue producing operations. We anticipate having a functional website by the end of 2013. Anticipated Costs are about $600-$1,000.

3. Evaluate efficient method of Distribution. Merculite Distributing is planning to market through the private label Sterilite Solutions, a product developed, manufactured and distributed by a third party supplier under the product name EcaFlo® Anolyte. Orders for the product will come in to the company either through the web, or by phone. We are currently analyzing whether it will be more efficient to pre-purchase the product and have it on hand to then immediately ship to the customer, or whether it is better to submit a purchase order to the third party supplier and let them ship direct to the company. We are considering the costs of shipments via UPS or FEDEX and costs associated with storing product. We have yet decided on which method is more efficient but we anticipate the costs for shipping ourselves could be about $30 to $70 per case. We anticipate having made this decision by mid 2013.

Milestones:

As a result of our being a development stage company with minimal amounts of equity capital initially available we have set our goals in three stages: (1) goals based upon the availability of our initial funding; (2) goals based upon additional funding:

Stage I: Development of our business operations based upon our initial capital investments

•	To set up our corporate structure (file for incorporation) set up corporate governance.
o	Accomplished through the incorporation in Nevada in April 2011
•	To develop an initial operational website at the lowest possible cost.
o	Accomplished through efforts of management
•	Execute the appropriate Agreements allowing for Merculite to market and sell the product
o	Accomplished through the execution of the Contribution Agreement and Trademark Agreement in May 2011.

Stage II:

•	Begin zealous marketing efforts as described in the Marketing Plan Above
o
This is in progress through the development of our website, but all other aspects will be in progress by at least the second quarter of 2013. The most significant costs are those associated with trade show attendance and print marketing efforts $1,000 to $1,500. Overall our marketing plan has a cost of approximately $5,000 to $8,000.

•	Begin fulfilling orders from our website or from the phone.
o	To be accomplished by third quarter 2013

We have not commenced the majority of milestones set forth in Stage II of our Plan of Operation and Marketing Plan  In the event we do not receive funding necessary to complete these activities, then we will not be in a position to continue with the operations of Merculite. Until an infusion of capital and offering we will not be able to complete Stage II of our Plan of Operation. We currently have insufficient capital to commence any significant advertising campaign, or complete our website. Although our website is currently operational and we are working on its development, our Plan of Operation is premised upon having advertising dollars available. We have suffered start up losses and have a working capital deficiency which raises substantial concern regarding our ability to continue as a going concern.

 Funds needed may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of the shares currently issued. At this time we have no earmarked source for these funds. Additionally, there is no guarantee that we will be able to locate additional funds. In the event we are unable to locate additional funds, we will be unable to generate revenues sufficient to operate our business as planned.

Our operations, to date, have been devoted primarily to startup and development activities, which include the following:

•	Formation of the company;

•	Execution of Separation and Distribution Agreement;
•	Working with graphic artist on a custom logo for Merculite Distributing, Inc.;
•	Development of our business plan;
•	Development and implementation of our new website;
•	Execution of a contribution agreement, securing inventory; and
•	Issued shares of our common stock to all existing shareholders of former parent company, Oraco Resources, Inc.

Merculite Distributing, Inc. is a recently established business, with temporary offices at 19081 N. Shelby Drive, Maricopa, Arizona 85138. Mr. Subick, our President and sole Director, created the business as a result of his continued interest in marketing a non-caustic, environmentally friendly cleaning solution to members of the general public as well as industries of the public and private sectors.

Key Agreements

Contribution Agreement

In May 2011, Merculite executed a Contribution Agreement with an individual who held a credit for the purchase of cleaning and neutralizing, EcaFlo® Anolyte. The individual contributed the credit in exchange for 361,090 pre reverse split restricted common shares of Merculite, valued at about $0.10 per share. This agreement is material to our business plan as it provides the access to inventory without having to execute binding distribution or purchase agreements with vendors and suppliers.

Trademark Agreement

In May 2011, Merculite executed a Trademark Assignment and Acquisition Agreement with Oraco Resources, Inc. wherein Oraco Resources, Inc. granted an irrevocable assignment of all right, title and interest in and to the mark “Sterilite” and registration of the mark to Merculite. The agreement is effective until terminated by both parties. This agreement is material to Merculite as it allows the company to sell the EcaFlo® Anolyte under the private label, Sterilite Solutions without violating intellectual property laws. The company currently holds no other patents, trademarks, franchises, concessions or royalty agreements.  The company has abandoned the trademarks during 2012 and may in the future decide to refile with the USPTO and the fair value of the trademarks is $0.

ITEM 1A.                      RISK FACTORS

RISKS RELATED TO OUR BUSINESS

We may not realize the potential benefits from the spin-off.

We may not realize the potential benefits that we expect from our spin-off from Oraco Resources, Inc. We have described those anticipated benefits elsewhere in this registration statement. In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Oraco Resources, Inc., including loss of access to the financial, managerial and professional resources from which we have benefited in the past.

We have no history operating as an independent public company. We will incur significant costs to create the corporate infrastructure necessary to operate as an independent public company, and we will experience increased ongoing costs in connection with being an independent public company.

We have historically used Oraco Resources, Inc.’s corporate infrastructure to support our business functions. As a subsidiary of Oraco Resources, Inc., many important corporate functions were performed for us, including some treasury, tax, administration, accounting, financial reporting, and legal and other services.  Following the spin-off we will no longer have access to Oraco Resources, Inc.’ infrastructure and we will need to establish our own. We expect to incur costs associated with establishing the infrastructure needed to perform such corporate functions.

If the spin-off does not qualify as a tax-free transaction, you and Merculite could be subject to material amounts of taxes.

Oraco and Merculite have intended for this transaction to qualify for treatment under Section 355 of the U.S. Federal Income Tax Code. Neither company has sought an opinion from tax counsel regarding this spin-off. If for whatever reason, the transaction was determined to not quality under Section 355 of the Code, each U.S. holder of Oraco common stock who receives shares of Merculite in this spin-off would generally be treated as receiving a taxable distribution of property in an amount equal to the fair market value of the shares of our common stock.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spin-off. If we are unable to achieve and maintain effective internal controls, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our financial results previously were included within the consolidated results of Oraco Resources, Inc. As a result of the spin-off we will be directly subject to reporting and other obligations under the Exchange Act, including Section 404 of the Sarbanes-Oxley Act of 2002, which will require, beginning with the filing of our Annual Report on Form 10-K, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price.

As of the date of this registration statement, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC-QB market maker for sponsorship of our securities on the Over-the-Counter-QB, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC-QB, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, shareholders may be unable to liquidate their shares for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this spin-off.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for shareholders to liquidate their shares even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

RISKS RELATING TO OUR INDUSTRY AND OUR BUSINESS

We are significantly dependent on our sole officer and director, who has minimal experience running a public company. The loss or unavailability to Merculite of Mr. Subick’s services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements.

Our business plan is significantly dependent upon the abilities and continued participation of Mr. Subick, our sole officer and director. It would be difficult to replace Mr. Subick at such an early stage of development. The loss by or unavailability to Merculite Distributing of Mr. Subick’s services would have an adverse effect on our business operations and prospects, in that our inability to replace could result in the loss of one’s investment. Mr. Subick will generate sales through direct marketing and by creating personal contacts; some of whom we may lose as a result of losing Mr. Subick. If this occurs it may significantly affect our revenues. Finding someone with either Mr. Subick’s extensive knowledge of on-premise sales will be difficult. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Subick, should his services be discontinued.

Mr. Subick has minimal experience in running a public company. The lack of experience in operating a public company could impact our return on investment, if any.

As a result of our reliance on Mr. Subick, and his minimal experience in operating a public company, our shareholders are at risk in losing their entire investment. Mr. Subick intends to hire personnel in the future, when sufficiently capitalized, who would have the experience required to manage our company. Such management is not anticipated until the occurrence of future financing. Future offerings will be necessary to satisfy capital needs. Until such a future offering occurs, and until such management is in place, we are reliant upon Mr. Subick to make the appropriate management decisions.

RISKS RELATED TO OUR COMMON STOCK

Concentrated Ownership. An excess of a majority of our outstanding voting securities are held by less than 10 persons and they can elect all directors who in turn elect all officers, without the votes of any other stockholders.

Steve Subick, owns 63% of our outstanding voting securities and, accordingly, has effective control of us and may have effective control of us for the near and long term future. Votes of other stockholders can have little effect when we are managed by our Board of Directors and operated through our officers, all of whom can be elected by these persons.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some investors.  FINRA requirements make it more difficult for broker-dealers to recommend that their investors buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

ITEM 2.                      FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this registration statement. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect.

Results of Operations for the Year Ended December 31 , 2012 and From Inception (April 29, 2011) to December 31, 2011

During the year ended December 31 , 2012, we did not generate any revenue. Since our inception on April 29, 2011 through December 31 , 2012, we have not generated revenues.

Operating expenses totaled $44,933 during the year ended December 31 , 2012 as compared to total operating expense of $ 1,839 from inception (April 29, 2011) to December 31 , 2011.  Operating expenses consisted primarily of professional fees of $44,759 in year ended December 31, 2012.

For the period from inception (April 29, 2011) through December 31, 2012 operating expenses totaled $46,772 and consisted of professional fees of $ 44,759 and general and administrative fees of $2,013.

During the year ended December 31, 2012 , we generated a net loss of $ 45,013 , an increase of $43,173 from $1,840 for the period from inception (April 29, 2011) through December 31 , 2011. This increase was attributable to increased accounting and legal fees.

For the period from inception (April 29, 2011) through December 31, 2012, we generated a net loss of $46,853 based primarily on professional fees of $44,759 and general and administrative fees of $2,013.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of the Company as a going concern. The Company may not have a sufficient amount of cash required to pay all of the costs associated with operating and marketing of its products. Management intends to use borrowings and security sales to mitigate the effects of cash flow deficits; however, no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue existence.

Liquidity and Capital Resources

Since inception, we have financed our cash flow requirements through capital investments from our President, Mr. Subick who is also our founding stockholder.  On October 5, 2011, the Company received a loan from Mr. Subick totaling $100. On December 29, 2011, the Company received a loan from Mr. Subick totaling $2,000. On March 19, 2012, the Company received a loan from Mr. Subick totaling $100. On July 11, 2011, the Company issued 2,000 shares of its common stock at a price of $0.10 per share for cash of $200. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of product sales. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we need to generate sufficient revenues from product sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks for us include, but are not limited to, an evolving and developing business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and expand our line of products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Merculite Distributing, Inc. was formed to distribute and eventually manufacture a brand of non-caustic “green” based cleaning solutions, currently provided to us and manufactured by a third party to both the public and private sectors, under the name of Sterilite Solutions. Merculite, will purchase products from a third party manufacturer and other suppliers of “green” sterilization products on an “as needed basis,” and does not maintain any form of distribution agreement or exclusivity contract any product manufacturer.

There is still no assurance that, we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Since inception, we have financed our cash flow requirements through issuance of common stock. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of product sales. Additionally we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. Our ability to obtain needed capital is uncertain. Our lack of operating history makes an investment in our company, and the availability of capital risky.

Even though we intend to begin generating revenues, we can make no assurances and therefore we may incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually research for new information, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Operating activities

Net cash used in operating activities was $ 6,674 for the year ended December 31 , 2012, as compared to $ 268 used in operating activities from inception (April 29, 2011) to December 31 , 2011. The increase in net cash used in operating activities was primarily due to an increase in general and administrative expenses and professional fees.

Financing activities

Net cash provided by financing activities for the year ended December 31 , 2012 was $ 5,100 as compared to $ 2,300 from inception (April 29, 2011) to December 31 , 2011. The increase of net cash provided by financing activities was mainly attributable to proceeds from debt financing.

As of December 31 , 2012 we continue to use traditional and/or debt financing to provide the capital we need to run the business.

Since inception, we have financed our cash flow requirements through issuance of common stock and debt financing. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of product sales. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we need to generate sufficient revenues from product sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop our line of products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

INFLATION

We believe our operations have not been and, in the foreseeable future, will not be materially and adversely affected by inflation or changing prices.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 3.                      PROPERTIES

We currently maintain an office at 19081 N. Shelby Drive, Maricopa, AZ 85138. There are currently no proposed programs for the renovation, improvement or development of the facilities we currently use.  We currently pay $0 per month in rent. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information, to the best of our knowledge, about the beneficial ownership of our common stock on May 2, 2013 relating to the beneficial ownership of our common stock by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.  The percentage of beneficial ownership before the offering for the following table is based on 144,751 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after pursuant to options, warrants, conversion privileges or other rights. The percentage of ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Name of Beneficial Owner (1)	Number of Shares	Percent Beneficially Owned
Common	Steven A. Subick, President, Treasurer & Director(1) 19081 N. Shelby Drive Maricopa, AZ 85138	135,046	93.3%
All Beneficial Owners as a Group		135,046	93.3%

(1)           As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position	Term Commencing
Steven Subick	33	President, Treasurer, and Director	April 29, 2011

Steven A. Subick. Age 33, President, Treasurer, and a Director and founder of Merculite Distributing, Inc., from April 29, 2011 to present.  Originally born in Philadelphia, Pennsylvania, Mr. Subick attended Temple University focusing his studies in business management and marketing.  From August of 2011 through present, Mr. Subick has been a district sales manager for Jobber Wholesale. From May of 2010 to August 2011, Mr. Subick was employed as a poker dealer at Gila River Wild Horse Pass Casino.  From 2009 to 2010, Mr. Subick was a representative of State Farm Life Insurance as a licensed insurance provider for the State of Arizona.  Prior to working with State Farm, Mr. Subick held a position as a Marketing Associate for Sysco Arizona, representing over 13,000 products for the company from 2007 to 2009.  In addition, Mr. Subick was an On-Premise Supervisor for Crescent Crown Distributing, working with local establishments in increasing sales of Coors Products through special events and promotions.  Mr. Subick worked with Crescent Crown from 2003-2007. Mr. Subick’s prior sales management experience, as well as his leadership in Oraco Resources, Inc. (formerly Sterilite Solutions, Corp.) has led us to the conclusion he would be capable to serve as our Director.  Mr. Subick will be responsible for the day to day operation of the Company.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

▪	has been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

▪
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

▪
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

▪
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6.                      EXECUTIVE COMPENSATION.

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Executive Officers, for the last two fiscal years ended December 31, 2012 and 2011.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven A. Subick President, Director, Treasurer
	2011	$0	$0	$0	$0	$0	$0	$0	$0
	2012	$0	$0	$0	$0	$0	$0	$0	$0

(1)	Mr. Subick was appointed President, Treasurer, and sole Director of the Company on April 29, 2011.

Director Compensation

As a result of having one board member we do not currently have an established compensation package for board members.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

The Company utilizes office space provided at no cost from Mr. Subick, our sole officer and director of the Company. Office services are provided without charge by Mr. Subick. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

In May 2011, Merculite executed a Separation and Distribution Agreement with Oraco Resources, Inc. wherein Merculite separated from its former parent Oraco. The Agreement sets forth the arrangements among the Merculite and Oraco regarding the principal transactions to separation and that governs the relationship of Oraco and Merculite after the spin-off. The Spin-off was accomplished by the distribution by Oraco of all shares of Merculite owned by it, among the shareholders of the company on a pro rata basis.

In May 2011, Merculite executed a Trademark Assignment and Acquisition Agreement with Oraco Resources, Inc. wherein Oraco Resources, Inc. granted an irrevocable assignment of all right, title and interest in and to the mark “Sterilite” and registration of the mark to Merculite. The agreement is effective until terminated by both parties.

In May 2011, Merculite executed a Contribution Agreement with an individual who held a credit for the purchase of cleaning and neutralizing, EcaFlo® Anolyte. The individual contributed the credit in exchange for 361,090 pre reverse split, 602 post reverse split, restricted common shares of Merculite, valued at about $0.10 per share pre-split and $59.98 post -split.

On October 5, 2011, the Company received a loan from an officer and director of the Company Mr. Steven Subick totaling $100.  The loan is unsecured, bears interest at 2% per annum and is due in October 2014.

On December 29, 2011, the Company received a loan from an officer and director of the Company Mr. Steven Subick  totaling $2,000.  The loan is unsecured, bears interest at 2% per annum and is due in December 2014.

On March 19, 2012, the Company received a loan from an officer and director of the Company Mr. Steven Subick totaling $100.  The loan is unsecured, bears interest at 2% per annum and is due in March 2015.

On July 1, 2012, the Company executed a revolving credit line with a related party Mr. Steven Subick for up to $20,000.  The unsecured line of credit bears interest at 2% per annum with principal and interest due on July 1, 2015.  As of September 30, 2012, an amount of $4,000 has been used for general corporate purposes with a remaining balance of $16,000 available.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the OTCQB does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

ITEM 8.                      LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

ITEM 9.                      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA will approve the inclusion of the common stock.

Inclusion on the OTC Quotation Board permits price quotations for shares to be published by that service. Although the Company intends to submit an application to a market maker for the OTC Quotation Board, it is not anticipated for shares to immediately be traded in the public market. Also, secondary trading of shares may be subject to certain state imposed restrictions. Except for the application, we may submit to a market maker for the OTC Quotation Board, there are no plans, proposals, arrangements, or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that the Company’s shares will be accepted for trading on the OTC Quotation Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop in the future or, if such a market does develop, that it can be sustained.

Without an active public trading market, a stockholder may not be able to liquidate their shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to the actual financial condition of the Company or results of operations. Factors discussed in this Offering, including the many risks associated with an investment in our securities, may have a significant impact on the market price of the common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, there are no plans to register our securities in any particular state.

Holders of Common Stock

As of May 2, 2013 , we had approximately 82 stockholders of record of the 144,751 shares outstanding.

Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

Securities Authorized for Issuance under Equity Compensation Plans

We currently do not maintain any equity compensation plans.

ITEM 10.                      RECENT SALES OF UNREGISTERED SECURITIES.

There have been no issuances of unregistered securities.

ITEM 11.                      DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

The Company’s Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, of which 26,376 shares were outstanding as of the date of this Registration.  On October 15, 2012 the Shareholders approved a 600:1 reverse split of the issued common shares; the authorized remained unchanged. Common stock holders are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights. Common stock holders are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution, or winding up of the Company, the common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares of Preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.  Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;
*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and
*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management.  The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock.  For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.  Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered public accounting firm’s report are set forth following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

ITEM 14.                      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements:

The financial statements listed in the "Index to Consolidated Financial Statements" at page 27 are filed as part of this report.

Exhibit Index:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit Description
3(i)(a)*	Articles of Incorporation dated April 29, 2011
3(ii)(a)*	Bylaws
4*	Instruments defining the rights of security holders: (a) Articles of Incorporation (b) Bylaws (c) Stock Certificate Specimen
2.1*	Separation and Distribution Agreement dated May 6, 2011
2.2*	Trademark Assignment and Acquisition Agreement dated May 6, 2011
5*	Opinion of the Stoecklein Law Group, LLP
10.1*	Subscription Agreement
11*	Statement Re: Computation of per share earnings
23.1*	Consent of De Joya Griffith, LLC
23.2*	Consent of the Stoecklein Law Group, LLP
99.1	Information Statement
*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

MERCULITE DISTRIBUTING, INC.

By: /S/ Steven Subick
      Steven Subick, President

Date: March 3, 2013

MERCULITE DISTRIBUTING, INC.

Office Locations
Las Vegas, NV
New York, NY
Pune, India
Beijing, China
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Merculite Distributing Inc

We have audited the accompanying balance sheets of Merculite Distributing Inc (A development Stage Company) (the "Company") as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2012 and for the periods from inception (November 6, 2006) to December 31, 2011 and from inception (April 29, 2011) to December 31, 2012. Merculite Distributing Inc management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over the financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merculite Distributing Inc (A development Stage Company) as of December 31, 2012 and 2011 and the result of its operations and its cash flows for the year ended  December 31, 2012 and for the periods from inception (April 29, 2011) to December 31, 2011 and from inception (April 29, 2011) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith, LLC
Henderson, Nevada
April 29, 2013

De Joya Griffith, LLC ● 2580 Anthem Village Dr. ● Henderson, NV ● 89052
Telephone (702) 563-1600 ● Facsimile (702) 920-8049
www.dejoyagriffith.com

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
(AUDITED)

	December 31,	December 31,
	2012	2011

ASSETS

Current assets:
Cash	$458	$2,032
Prepaid expenses	36,109	46,109
Total current assets	36,567	48,141

Total assets	$36,567	$48,141

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$29,830	$1,571
Total current liabilities	29,830	1,571

Long-term liabilities:
Accrued interest payable - related party	81	1
Notes payable - related party	2,200	2,100
Line of credit - related party	5,000	-
Total long-term liabilities	7,281	2,101

Total liabilities	37,111	3,672

Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding
as of December 31, 2012 and December 31, 2011	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 26,376 and 26,376, shares issued and outstanding
as of December 31, 2012 and 2011, respectively	26	26
Additional paid-in capital	61,627	61,627
Deficit accumulated during development stage	(62,197)	(17,184)
Total stockholders' equity (deficit)	(544)	44,469

Total liabilities and stockholders' equity (deficit)	$36,567	$48,141

The accompanying notes are an integral part of the financial statements.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(AUDITED)

	For the	Inception	Inception
	year	(April 29, 2011)	(April 29, 2011)
	ended	to	to
	December 31,	December 31,	December 31,
	2012	2011	2012

Revenue	$-	$-	$-

Operating expenses:
General and administrative	174	1,839	2,013
Professional fees	44,759	-	44,759
Total operating expenses	44,933	1,839	46,772

Other expenses:
Interest expense - related party	(80)	(1)	(81)
Total other expenses	(80)	(1)	(81)

Net loss	$(45,013)	$(1,840)	$(46,853)

Weighted average number of common shares	26,376	25,595
outstanding - basic

Net loss per common share - basic	$(1.71)	$(0.07)

The accompanying notes are an integral part of the financial statements.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
(AUDITED)

						Deficit
						Accumulated
					Additional	During	Total
	Preferred Shares		Common Shares		Paid-In	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity(Deficit)
Inception April 29, 2011	-	$-	-	$-	$-	$-	$-

May 6, 2011
Issuance of common stock for spin off from Oraco Resources, Inc.	-	-	25,603	26	15,318	(15,344)	-

May 10, 2011
Issuance of common stock for services	-	-	167	-	10,000		10,000

May 17, 2011
Issuance of common stock for prepaid expenses	-	-	602	-	36,109		36,109

July 11, 2011
Issuance of common stock for cash	-	-	4	-	200		200

Net loss						(1,840)	(1,840)

Balance, December 31, 2011	-	-	26,376	26	61,627	(17,184)	44,469

Net loss						(45,013)	(45,013)

Balance, December 31, 2012	-	$-	26,376	$26	$61,627	$(62,197)	$(544)

The accompanying notes are an integral part of the financial statements.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(AUDITED)

	For the	Inception	Inception
	year	(April 29, 2011)	(April 29, 2011)
	ended	to	to
	December 31,	December 31,	December 31,
	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(45,013)	$(1,840)	$(46,853)
Changes in operating assets and liabilities:
Decrease in prepaid expenses	10,000	-	10,000
Increase in accounts payable	28,259	1,571	29,830
Increase in accrued interest payable - related party	80	1	81

Net cash used in operating activities	(6,674)	(268)	(6,942)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net of offering costs	-	200	200
Proceeds from notes payable - related party	100	2,100	2,200
Proceeds from line of credit - related party	5,000	-	5,000

Net cash provided by financing activities	5,100	2,300	7,400

NET CHANGE IN CASH	(1,574)	2,032	458

CASH AT BEGINNING OF PERIOD	2,032	-	-

CASH AT END OF PERIOD	$458	$2,032	$458

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Non-cash activities:
Shares issues for spin off from Oraco Resources, Inc.	$-	$15,344	$15,344
Shares issues for prepaid expenses	$-	$46,109	$46,109

The accompanying notes are an integral part of the financial statements.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Organization
The Company was incorporated on April 29, 2011 (Date of inception) under the laws of the State of Nevada, as Merculite Distributing, Inc.  The Company was formed as a result of the spin off from Oraco Resources, Inc. and 25,603 shares of common stock were issued to the shareholders of Oraco Resources, Inc. on a pro rata basis as part of the Separation and Distribution Agreement dated May 16, 2011.

The Company has not commenced significant operations and, in accordance with ASC Topic 915, the Company is considered a development stage company.

Nature of operations
The Company is a manufacturer and distributor of cleaning and sterilization products to consumers, public institutions and other distributors.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Revenue Recognition
We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable.

The Company will record revenue when it is realizable and earned and the products have been shipped to the customers.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs
Advertising costs are anticipated to be expensed as incurred; however, there were no advertising costs included in general and administrative expenses for the year ended December 31, 2012 and period from inception (April 29, 2011) to December 31, 2011.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2012 and 2011. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.  Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the
FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share
Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Fully diluted earnings (loss) per share are computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).  Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.  As of December 31, 2012 and 2011 there were no stock equivalents outstanding.  Diluted and basic losses per share are the same.

Income taxes
The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2012 and 2011, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material affect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. As of December 31, 2012 and 2011, no income tax expense has been incurred.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Year end
The Company has a year end of December 31.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent pronouncements

The Company has evaluated the recent accounting pronouncements through March 2013 and believes that none of them will have a material effect on the Company’s financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities, developing its business plan and incurring startup costs and expenses. As a result, the Company incurred accumulated net losses since inception (April 29, 2011) through the period ended December 31, 2012 of ($46,853). In addition, the Company’s development activities since inception have been financially sustained through equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4 – PREPAID EXPENSES

On May 10, 2011, the Company issued 100,000 shares of its common stock in exchange for prepaid legal expenses.  The shares were valued according to the value of the services to be rendered.  As of December 31, 2011, the Company had utilized $0 of the prepaid legal expenses and had a remaining balance of $10,000.  During the three months ended June 30, 2012, the Company amortized the legal fees.

On May 17, 2011, the Company issued 602 shares of its common stock in exchange for prepaid expenses which is a credit to purchase inventory for the Company.  The shares were valued according to the value of the credit.  As of December 31, 2012 and 2011, the Company has utilized $0 of the credit and has a remaining balance of $36,109.

NOTE 5 – NOTES PAYABLE AND LINE OF CREDIT – RELATED PARTY

On October 5, 2011, the Company received a loan from an officer and director of the Company totaling $100.  The loan is unsecured, bears interest at 2% per annum and is due in October 2014.

On December 29, 2011, the Company received a loan from an officer and director of the Company totaling $2,000.  The loan is unsecured, bears interest at 2% per annum and is due in December 2014.

On March 19, 2012, the Company received a loan from an officer and director of the Company totaling $100.  The loan is unsecured, bears interest at 2% per annum and is due in March 2015.

Interest expense for the year ended December 31, 2012 totaled $43.  Interest expense for the period from inception (April 29, 2011) through the period ended December 31, 2011 totaled $1.  Accrued interest payable as of December 31, 2012 and 2011 was $44 and $1, respectively.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 5 – NOTES PAYABLE AND LINE OF CREDIT – RELATED PARTY (CONTINUED)

On July 1, 2012, the Company executed a revolving credit line with a related party for up to $20,000.  The unsecured line of credit bears interest at 2% per annum with principal and interest due on July 1, 2015.  As of December 31, 2012, an amount of $5,000 has been used for general corporate purposes with a remaining balance of $15,000 available.  As of December 31, 2012, the balance of accrued interest was $37.

Interest expense for the year ended December 31, 2012 totaled $37.

Total accrued interest payable as of December 31, 2012 and December 31, 2011 was $81 and $1, respectively.

NOTE 6 – INCOME TAXES

At December 31, 2012 and 2011, the Company had a federal operating loss carryforward of $46,853 and $17,184 which begins to expire in 2031.

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31, 2012 and 2011:

	2012	2011
Deferred tax assets:
Net operating loss carryforward	$16,399	$6,014
Total deferred tax assets	16,399	6,014
Less: Valuation allowance	(16,399)	(6,014)
Net deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2012 and 2011 was $16,399 and $6,014, which will begin to expire 2031.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2012 and 2011 and maintained a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2012 and 2011:

	2012	2011
Federal statutory rate	(35.0)%	(35.0)%
State taxes, net of federal benefit	(0.00)%	(0.00)%
Change in valuation allowance	35.0%	35.0%
Effective tax rate	0.0%	0.0%

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock and 10,000,000 shares of its $0.001 par value preferred stock.  The Company did not authorize terms and rights of preferred shares as of December 31, 2012 and 2011.

Common Stock

On May 6, 2011, the Company issued 25,603 shares of its common stock as part of a spin off from Oraco Resources, Inc.  The shares were valued at a price of $0.60 for $15,344 and were recorded to accumulated deficit during development stage.

On May 10, 2011 the Company issued 167 shares of its common stock at a price of $59.88 per share for services of $10,000.  The shares were valued according to the value of the services to be rendered.

MERCULITE DISTRIBUTING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

On May 17, 2011, the Company issued 602 shares of its common stock at a price of $59.99 per share in exchange for prepaid expenses which is a credit to purchase inventory for the Company.  The shares were valued according to the value of the credit.

On July 11, 2011, the Company issued 4 shares of its common stock at a price of $50 per share for cash of $200.

The Company had 15,807,090 shares of common stock issued and outstanding as of September 30, 2012. Following a reverse stock split on the basis of 600:1 effective October 15, 2012, there were 26,376 shares of common stock issued and outstanding.

All references in these financial statements to number of common shares and weighted number of common shares outstanding prior to 600 to 1 stock split on October 15, 2012 have been adjusted to reflect this stock split on a retroactive basis, unless otherwise noted.

During the year ended December 31, 2012, there have been no other issuances of common stock.

NOTE 8 – WARRANTS AND OPTIONS

As of December 31, 2012 and 2011, there were no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 9 – SUBSEQUENT EVENTS

In February 2013, the Company received $2,500 from the $20,000 revolving line of credit with a related party.

On April 18, 2013, the Company issued to an individual, 118,375 shares of its common, at a common stock price of $0.10, for the conversion of debt held by individual in a revolving line of credit valued at $11,837.44 at the time of conversion.